Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Adolor Corporation	Sam Brown Communications
Lizanne Wentz	Mike Beyer
Corporate Communications	(773) 463-4211
(484) 595-1500

Founding Director Robert T. Nelsen to Retire from Adolor Board

Exton, PA, May 22, 2008 — Adolor Corporation (Nasdaq: ADLR) announced today that Robert T. Nelsen is retiring from his role as a member of the Board of Directors of Adolor Corporation effective May 21, 2008. Mr. Nelsen is a founder of Adolor and has served on the Board of Directors since its inception.

“We thank Bob for his outstanding dedication, service and contribution to Adolor,” said David M. Madden, chairman of the Adolor Board of Directors. “Bob has been instrumental over the past 15 years in helping to take Adolor from an idea to one of the few emerging pharmaceutical companies to have made the transition from research to commercialization.”

“With the recent FDA approval of Entereg® in postoperative ileus, Bob’s vision that novel science in the area of opioid receptors would someday improve patient care is now a reality,” said Michael R. Dougherty, Adolor chief executive officer. “We are grateful to Bob for sharing his wisdom, experience and leadership with us for all these years, and wish him continued success in his future business endeavors.”

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Information about risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com.

Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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